EXHIBIT 4.21

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of this 22nd day of September, 2004, between NATIONAL COMMERCE FINANCIAL CORPORATION, a Tennessee corporation (“NCF”), and SUNTRUST BANKS, INC., a Georgia corporation (“SunTrust”).

W I T N E S S E T H

WHEREAS, NCF and the Trustee are parties to a Junior Subordinated Indenture, dated as of December 14, 2001, pursuant to which NCF has issued $206,185,575 in aggregate principal amount of 7.70% junior subordinated deferrable interest debentures due 2031 in order to evidence a loan made to NCF of the proceeds from the issuance by National Commerce Capital Trust II, a Delaware statutory business trust (the “Trust”), of an aggregate of 8,000,000 of 7.70% trust preferred securities (the “Preferred Securities”), and of an aggregate of 247,423 of Common Securities, representing preferred undivided beneficial interests in the assets of the Trust;

WHEREAS, the Preferred Securities were issued pursuant to the Amended and Restated Trust Agreement dated as of December 14, 2001 (the “Trust Agreement”), among NCF, as depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the administrative trustees named therein and the holders;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated May 7, 2004, by and between SunTrust and NCF (the “Merger Agreement”), NCF will merge with and into SunTrust (the “Merger”) and SunTrust will be the surviving entity;

WHEREAS, Section 10.7 of the Trust Agreement allows NCF to assign all of its right, title and interest in and to the Trust Agreement;

WHEREAS, NCF desires to assign, transfer and deliver to SunTrust, all right, title and interest to the Trust Agreement, and SunTrust desires to assume all of NCF’s liabilities and obligations under and pursuant to the Trust Agreement; and

WHEREAS, in connection with the Merger, at the effective time of the Merger, SunTrust will assume all of NCF’s obligations in connection with the Trust Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, NCF and SunTrust mutually covenant and agree as follows:

ARTICLE 1

ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS

Section 1.01 Assignment. Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, NCF does hereby assign, transfer and deliver to SunTrust all right, title and interest in the Trust Agreement.

Section 1.02 Assumption. Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, SunTrust, as the successor to NCF under the terms of the Merger Agreement, hereby expressly agrees to perform NCF’s obligations under the Trust Agreement.

ARTICLE 2

MISCELLANEOUS

Section 2.01 Definitions. Capitalized terms used in this Assignment and not otherwise defined herein shall have the respective meanings set forth in the Trust Agreement.

Section 2.02 Counterparts. The parties may sign any number of copies of this Assignment. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.03 Headings. The Section headings are for convenience only and shall not affect the construction hereof.

Section 2.04 Effectiveness. This Assignment shall become effective and operative immediately, without any further action required by the parties hereto upon consummation of the Merger notwithstanding the earlier dated execution and delivery of this Assignment; provided that, if such Merger does not occur on or before October 31, 2004, this Assignment shall terminate and be void and of no effect.

Section 2.05 GOVERNING LAW. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed as of the date first above written.

NATIONAL COMMERCE FINANCIAL CORPORATION

By:	/s/ William R. Reed, Jr.
Name:	William R. Reed, Jr.
Title:	President and Chief Financial Officer

SUNTRUST BANKS, INC.

By:	/s/ Raymond D. Fortin
Name:	Raymond D. Fortin
Title:	Senior Vice President and General Counsel

Acknowledged as of this

22nd day of September, 2004:

THE BANK OF NEW YORK

By:	/s/ Ming Ryan	, as Property Trustee
Name:	Ming Ryan
Title:	Vice President

[ASSIGNMENT AND ASSUMPTION AGREEMENT -

TRUST AGREEMENT, DATED DECEMBER 14, 2001]

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